UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2024

ABVC BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-40700	26-0014658
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

44370 Old Warm Springs Blvd. Fremont, CA	94538
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (510) 668-0881

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ABVC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

ABVC BioPharma, Inc. (the “Company”) and its CFO, Leeds Chow are currently negotiating the terms of his employment agreement; due to disagreements regarding salaries due and payable, Mr. Chow has informed the Company that he is suspending his work as CFO. The disagreement relates solely to salary owed and payable to Mr. Chow and is not the result of any disagreements with the Company on any matter related to the Company’s disclosures in its public filings. The Company’s CEO, Uttam Patil, will assume the duties of interim Chief Financial Officer until the parties settle the disagreement and Leeds resumes his position as CFO.

Item 8.01 Other Events

The Company also seeks to correct two typos contained in the press release titled, “ABVC BioPharma Receives $296,000 Cash Out of Potential Aggregate License Fee of $24M Cash and Stock From Its Licensees AiBtl, ForSeeCon and OncoX in Global Licensing Deals,” which was disseminated on July 2, 2024 (the “Press Release”). The potential aggregate license fee is actually $19M. Additionally, the Press Release stated that the Company expects to receive up to an aggregate of $23.7M in cash from all three licensees (AiBtl, ForSeeCon, and OncoX), but the total possible cash payment is expected to be $18.7M.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABVC BioPharma, Inc.

July 23, 2024	By:	/s/ Uttam Patil
Uttam Patil
Chief Executive Officer

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